Exhibit 10.2

NB TELECOM, INC.

CERTIFICATE OF DESIGNATION
OF SERIES A CONVERTIBLE PREFERRED STOCK

        NB Telecom, Inc. (the "Company"), a corporation organized and existing under Nevada Revised Statutes of the State of Nevada, does hereby certify:

        FIRST: Pursuant to authority conferred upon the Board of Directors by its Certificate of Incorporation, and pursuant to the provisions of Nevada Revised Statutes has adopted a resolution on December 24, 2008, which is set forth below, to issue the number of shares of the Series A Convertible Preferred Stock pursuant to a resolution dated December 24, 2008, a copy of which was filed with the State of Nevada.

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company by the provisions of the Certificate of Incorporation of the Company, as amended, out of the authorized but unissued shares of Preferred Stock of the Company this Board of Directors hereby creates a series of the Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), of the Company, and this Board of Directors hereby fixes the powers, designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof (in addition to the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation of the Company which are applicable to Preferred Stock of all series) as follows:

1. Designation. The designation of the series shall be “Series A Convertible Preferred Stock” (the “Series A Convertible Preferred Stock”).

2. Number. The number of shares constituting the Series A Convertible Preferred Stock shall be 1,000,000.

3. Liquidation Preference. (a) With respect to liquidation and any other class or series of capital stock of the Company ranking senior to or on a parity with the Series A Convertible Preferred Stock with respect to liquidation, in the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of record of the issued and outstanding shares of Series A Convertible Preferred Stock (“Holder”) shall be entitled to receive, out of the assets of the Company available for distribution to the Holders of shares of Series A Convertible Preferred Stock, prior and in preference to any distribution of any of the assets of the Company to the holders of Common Stock and any other series of Preferred Stock ranking junior to the Series A Convertible Preferred Stock with respect to liquidation and any other class or series of capital stock of the Company ranking junior to the Series A Convertible Preferred Stock with respect to liquidation, an amount in cash equal to $22,000,000. If, upon such liquidation, dissolution or winding up of the affairs of the Company, the assets of the Company distributable among the Holders of Series A Convertible Preferred Stock and any other series of Preferred Stock ranking on a parity therewith in respect thereto or any class or series of capital stock of the Company ranking on a parity therewith in respect thereto shall be insufficient to permit the payment in full to all such Holders of shares of the preferential amounts payable to them, then the entire assets of the Company available for distribution to such Holders of shares shall be distributed ratably among such Holders in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment in full. After payment of the full amount to which they are entitled upon liquidation pursuant to this Section 3(a), the Holders of shares of Series A Convertible Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company. Neither a consolidation or merger of the Company with another corporation or other entity nor a sale, transfer, lease or exchange of all or part of the Company’s assets will be considered a liquidation, dissolution or winding up of the affairs of the Company for purposes of this Section 3(a).

(b) No Preference on Common Stock. The preference in liquidation provided in the above Section 3(a) shall not apply if the Holder of the Series A Convertible Preferred Stock has converted the Series A Convertible Preferred Stock into Common Stock of the Company, which shall be ranked junior to Preferred Stock.

4.	Mandatory Conversion: Convertible Preferred Stock shall be mandatorily converted as follows:

(a) Upon the successful increase of the total authorized shares of common stock of the Company, the Company shall automatically convert such Series A Convertible Preferred Stock into fully paid and nonassessable shares of Common Stock of the Company at the approximate ratio of one for thirty-nine shares of the Common Stock of the Company (“Conversion Ratio”) so that all 1,000,000 shares of Convertible Series A Preferred Stock shall convert into 38,194,072 shares of Common Stock of the Company.

(b) Costs. The Company shall pay all documentary fee attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Series A Convertible Preferred Stock; provided that the Company shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the Holder of the shares of Series A Preferred Stock in respect of which such shares are being issued.

(c) No dividend. Series A Preferred Stock shall carry no interest nor dividend during its existence

        FURTHER RESOLVED, that any and all actions heretofore taken by the Company within the terms of any of the foregoing resolutions are hereby ratified and confirmed.

        SECOND: That said determination of the powers, designation, preferences and the relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, relating to said series of Preferred Stock, was duly made by the Board of Directors of the Company pursuant to the provisions of the Certificate of Incorporation of the Company, as amended, and in accordance with the provisions of Nevada Revised Statutes of the State of Nevada.

NB TELECOM, INC.

By:	/s/ Paul Kelly Paul Kelly, Director

By:	/s/ Craig Burton Craig Burton, Director

By:	/s/ Leonard J. Battaglia Leonard J. Battaglia, Director